Exhibit 99.1

j2 Global Completes Two Acquisitions in Q3 2017; Announces Two Additional Divestitures; Updates 2017 Guidance

LOS ANGELES—(BUSINESS WIRE)— j2 Global, Inc. (NASDAQ: JCOM), the global provider of Internet services and digital media, announced today that the Company completed two acquisitions in the third quarter of 2017, spanning two business units and two countries.

The acquisitions listed below grow the Company’s global customer base, provide access to new markets and expand j2’s product lineup. The acquisitions include:

backupsonline	Cloud – Backup (The Netherlands)
StreamSend	Cloud – Email Marketing (USA)

Terms of the individual acquisitions were not disclosed, and the financial impact to j2 is not expected to be material with respect to those acquisitions.

As previously announced, j2 sold Cambridge BioMarketing LLC, a subsidiary of Everyday Health, Inc. In addition, j2 announced that it has sold Web24, its Australian hosting business, and Tea Leaves Health, LLC, a subsidiary of Everyday Health, Inc.

In light of the three divestitures described above, which reduce the Company’s revenue by approximately $23 million in the second half of the year, j2 announced that it is adjusting its revenue guidance for fiscal year 2017 as follows: for fiscal 2017, j2 estimates that it will achieve revenues between $1.107 billion and $1.147 billion. j2 reaffirms its Adjusted non-GAAP earnings per diluted share of between $5.60 and $6.00.

Adjusted non-GAAP earnings per diluted share for 2017 excludes share-based compensation of between $21 million and $23 million, amortization of acquired intangibles and the impact of any currently unanticipated items, in each case net of tax. The increase in share-based compensation is due to the recent announcement of Hemi Zucker’s retirement from j2 and the expected acceleration of equity related thereto.

It is anticipated that the non-GAAP effective tax rate for 2017 (exclusive of the release of reserves for uncertain tax positions) will be between 28.5% and 30.5%.

The Company has not reconciled the Adjusted non-GAAP earnings per diluted share and tax rate guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability with respect to costs related to acquisitions and taxation, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable and significant impact on our future GAAP financial results.

About j2 Global

j2 Global, Inc. (NASDAQ: JCOM) provides Internet services through two segments: Business Cloud Services and Digital Media. The Business Cloud Services segment offers Internet fax, virtual phone, unified communications, hosted email, email marketing, online backup and CRM solutions. It markets its services principally under the brand names eFax®, eVoice®, Onebox®, FuseMail®, Campaigner®, KeepItSafe®, Livedrive® and LiveVault®, and operates a messaging network spanning 50 countries on six continents. The Digital Media segment offers technology, gaming, lifestyle and healthcare content through its digital properties, which include PCMag, IGN, AskMen, Speedtest, Offers, ExtremeTech, Geek, Toolbox, Techbargains, emedia, Salesify, Everyday Health and others. As of December 31, 2016, j2 had achieved 21 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

Contact: Laura Hinson

j2 Global, Inc.

800-577-1790